FOR IMMEDIATE RELEASE

MONDAY JUNE 22, 2015

SOTHERLY HOTELS INC. ANNOUNCES AGREEMENT TO ACQUIRE THE REMAINING INTEREST IN THE CROWNE PLAZA™ HOLLYWOOD BEACH RESORT

Williamsburg, Virginia – June 22, 2015 – SoTHERLY Hotels Inc. (NASDAQ: SOHO) (the “Company”) today announced the entry into a definitive purchase agreement to acquire the remaining 75.0% interest in the entities that own the 311-room Crowne Plaza™ Hollywood Beach Resort (the “Hotel”) located in Hollywood, Florida. The Company currently owns a 25.0% non-controlling interest in the Hotel through a joint venture with an affiliate of The Carlyle Group. The closing of the acquisition is subject to various customary closing conditions, including third-party requirements.

About SoTHERLY Hotels Inc.

SoTHERLY Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale and upper upscale full-service hotels in the Southern United States. Currently, the Company’s portfolio consists of investments in twelve hotel properties, eleven of which are wholly-owned and comprise 2,698 rooms. The Company also has a 25.0% interest in the Crowne Plaza™ Hollywood Beach Resort. Most of the Company’s properties operate under the Hilton Worldwide, InterContinental Hotels Group and Starwood Hotels and Resorts brands. SoTHERLY Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Scott Kucinski

SoTHERLY Hotels Inc.

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648